Exhibit 8

PURCHASE AGREEMENT

This purchase agreement (the “Agreement”) is entered into this 29th day of December, 2004, by and among Nomura Special Situations Investment Trust (“Seller”), Ares Corporate Opportunities Fund, L.P. (“Purchaser”) and Ares Technical Administration LLC (“Agent”), with reference to the following facts:

R E C I T A L S

WHEREAS, Seller currently owns shares of the common stock, par value $0.01 per share (the “Common Stock”), of Samsonite Corporation (the “Company”), warrants issued in 1998 for the purchase of Common Stock of the Company (the “Warrants”) and shares of the convertible preferred stock, par value $0.01 per share (the “Preferred Stock”) of the Company;

WHEREAS, a principal of the general partner and the manager of Purchaser is currently a member of the board of directors of the Company;

WHEREAS, Purchaser and its affiliates hold a significant portion of the issued and outstanding Preferred Stock of the Company as well as a significant amount of the Common Stock of the Company;

WHEREAS, Purchaser may have access to and/or be in possession of material, nonpublic, confidential information regarding the Company and its subsidiaries and/or its affiliates, including without limitation its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans (including without limitation potential acquisitions and sales of assets and debt and equity financing activities) and prospects (collectively, the “Information”); and

WHEREAS, Seller desires to sell and Purchaser desires to purchase 4,933,960 shares of the Common Stock and 1,928 shares of the Preferred Stock (such shares of the Common Stock and Preferred Stock being collectively referred to as the “Purchased Shares”) and 5,000 Warrants for the purchase of Common Stock of the Company (the “Purchased Warrants” and, together with the Purchased Shares, the “Purchased Interests”) upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Purchase and Sale of Purchased Interests.

1.1                                 Purchase and Sale.  Seller hereby sells, transfers and assigns to Purchaser for closing on the Settlement Date (as defined below), and Purchaser hereby purchases from Seller, all of Seller’s right, title and interest in the Purchased Interests, free and clear of any lien, pledge, or encumbrance of any kind.

1.2                                 Purchase Price.  The purchase price to be paid by Purchaser to Seller for the Common Stock is $0.50 per share ($2,466,980.00 in the aggregate).  The purchase price for the Preferred Stock is $1,331.66 per share ($2,567,440.48 in the aggregate).  Accordingly, the aggregate purchase price for the Purchased Shares is $5,034,420.48.  The purchase price shall be paid on the Settlement Date by wire transfer to the account designated by Seller and set forth on Annex A hereto.

1.3                                 Settlement Date. The settlement date shall be December 29, 2004 (the “Settlement Date”) in accordance with this Agreement, and the settlement shall occur at such time and place as mutually agreed upon between Purchaser and Seller.  If for any reason the settlement does not occur on December 29, 2004, either party may terminate this agreement, in which case neither party shall have any further obligation to effect settlement.

1.4                                 Delivery of Purchased Warrants.  As further consideration for Purchaser’s purchase of the Purchased Shares, Seller shall transfer the Purchased Warrants to the Purchaser on the Settlement Date or as promptly thereafter as is commercially reasonable.

1.5                                 Appointment of Agent for Receipt of Purchased Interests.  Purchaser hereby appoints the Agent as its agent for receipt of the Purchased Interests.  By its signature to this agreement, the Agent accepts such appointment.  Purchaser acknowledges and agrees that delivery by Seller of the Purchased Interests to the Agent shall satisfy Seller’s obligation to deliver the Purchased Interests to Purchaser hereunder.  Purchaser further acknowledges and agrees that delivery by Seller to the Agent of the Purchased Interests in the form of one or more physical certificates and one or more electronic transfers through the facilities of the Depository Trust Corporation (“DTC”), which certificates and transfers represent the aggregate interest purchased by Purchaser and the Concurrent Purchasers (as defined below), shall satisfy Seller’s obligation to deliver the Purchased Interests to Purchaser hereunder.  Upon receipt of funds from each of Purchaser and the Concurrent Purchasers, Seller will deliver the certificates and make the transfers as contemplated by this Section 1.5.

1.6                                 Conditions to Settlement.  The obligations of each party to this Agreement are subject to the representations and warranties of the other party contained herein being true and correct on and as of the Settlement Date with the same effect as though such representations and warranties had been made on and as of the Settlement Date.  In addition, the Seller’s obligations under this Agreement are conditioned on the simultaneous settlement of the purchase by Ontario Teachers’ Pension Plan Board and Bain Capital (Europe) LLC (or an affiliate thereof) (the “Concurrent Purchasers”) of Common Stock, Preferred Stock and Warrants held by Seller pursuant to the terms of those certain purchase agreements dated the date hereof between the Seller and each Concurrent Purchaser.

2.                                       Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser as follows:

2.1                                 Due Execution, Delivery and Performance by Seller.  Seller has full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which Seller is subject on the Settlement Date.

2.2                                 Title to Securities.  Seller is the sole record and beneficial owner of the Purchased Interests free and clear of any lien, pledge or encumbrance of any kind, except that the Purchased Warrants are owned of record by DTC or its nominee.  The certificates representing the Purchased Shares of Common Stock to be delivered to the Purchaser bear a restrictive legend, but the Seller has been informed by the Company and its transfer agent that the transfer of such shares by the Seller is not restricted.

2.3                                 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.                                       Other Acknowledgements and Agreements of Seller.  Seller hereby acknowledges and agrees that:

3.1                                 No Disclosure.  This Agreement shall not be deemed to create any contractual duty to disclose any Information.  Seller acknowledges and agrees that (i) Purchaser currently may have access to and/or be in the possession of, and later may come into possession of, Information that is not known to Seller and that may be material to a decision to sell the Purchased Interests, (ii) Purchaser has no duty (fiduciary or otherwise) to disclose to Seller any of the Information, (iii)  Seller has determined to sell the Purchased Interests on the terms and conditions set forth herein notwithstanding its lack of knowledge of the Information and notwithstanding that such Information, if known to Seller, might affect the price at which Seller would be willing to sell the Purchased Interests, (iv) Seller has not requested and will not request from Purchaser any of the Information Purchaser may now have or of which Purchaser may later come into possession, (v) other than as set forth in this Agreement, Seller has not relied in any way upon any act, statement or omission of Purchaser with respect to the Company, any of its subsidiaries, any of its affiliates or the Purchased Interests, (vi) Seller is experienced, sophisticated and knowledgeable in trading in securities of private and public companies and understands the disadvantage to which it is subject on account of the disparity of information between Purchaser and Seller and (vii) Seller has conducted its own investigation, to the extent that it has determined necessary or desirable regarding the Company, and Seller has determined to enter into and complete the sale of the Purchased Interests based on, among other things, such investigation.

3.2                                 Waiver and Release.  Seller, on its own behalf and on behalf of its successors and/or assigns, hereby forever waives, releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, and/or damages of any kind (including without limitation any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against Purchaser or any of its affiliates (including without limitation any and all of its and their respective past, present and/or future directors, officers, members, partners, employees, fiduciaries and agents, and each of their respective successors and assigns, but excluding the Company and its subsidiaries), in any way based upon, arising from, relating to or involving, directly or indirectly, the non-disclosure of the Information (so long as such Information does not make false Purchaser’s representations or warranties contained in this Agreement) by Purchaser to Seller in connection with the sale of the Purchased Interests. In connection with the foregoing release, Seller specifically waives any and all protections afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Seller further hereby specifically waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing release or other foregoing provisions of this acknowledgment and agreement.

4.                                       Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

4.1                                 Due Execution, Delivery and Performance by Purchaser. Purchaser has full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body and no expiration or termination of a statutory waiting period is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any contract, judgment, order or decree to which Purchaser is subject on the Settlement Date.

4.2                                 Sophisticated Purchaser.  Purchaser (i) is a sophisticated entity and is able to bear any financial risks associated with the purchase of the Purchased Interests, (ii) has adequate information to make an informed decision regarding the purchase of the Purchased Interests, (iii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of and understand the risks inherent in the purchase of the Purchased Interests, (iv) has independently, and without reliance upon Seller, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to purchase the Purchased Interests, and (v) is purchasing the Purchased Interests with investment intent and not with a view toward distribution.

4.3                                 Unregistered Securities Acknowledgment.  Purchaser understands that the Purchased Interests have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold in the United States except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements.

4.4                                 Accredited Investor.  Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Act.  Purchaser is buying the Preferred Shares for Purchaser’s own account and for investment, not as nominee or agent, and not with the view to or for resale in connection with the distribution thereof.

4.5                                 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.                                       Miscellaneous.

5.1                                 Further Assurances.  Following the execution of this Agreement, each party hereto shall, from time to time, at the requesting party’s cost and expense, execute and deliver such additional instruments, documents, conveyances or assurances and take such other commercially reasonable actions as reasonably have been requested by the other party hereto to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated hereby.

5.2                                 Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of New York applicable to agreements made and to be fully performed therein, without respect to the conflict of laws provisions thereof.

5.3                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing, interpreting, implementing or enforcing this Agreement.

5.5                                 Recitals. The recitals to this Agreement are a part of this Agreement and are to be considered in construing, interpreting, implementing and enforcing this Agreement.

5.6                                 Entire Agreement.  This Agreement, together with the confidentiality agreement among Seller, Purchaser and the Concurrent Purchasers dated December 1, 2004, constitutes the entire agreement between the parties and supersedes all prior written or oral discussions or agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

5.7                                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation, rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and any trier-of-fact shall interpret this Agreement in the valid, legal and enforceable manner that corresponds most closely to the original intentions of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NOMURA SPECIAL SITUATIONS INVESTMENT TRUST

By:	LONG DRIVE MANAGEMENT TRUST,
its Investment Adviser

By:
Name:
Title:

Address:	2 World Financial Center
Building B, 22nd Floor
New York, NY 10281

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:
Its:

Address:	1999 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067

ARES TECHNICAL ADMINISTRATION LLC

By:
Its:

Address:	1999 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067